Exhibit 99.(d)(4)

JOHN HANCOCK MUNICIPAL SECURITIES TRUST
on behalf of John Hancock High Yield Municipal Bond Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of the 1st day of July, 2020 to the Sub-Advisory Agreement dated December 31, 2005, as amended (the “Agreement”), among John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company, Manulife Investment Management (US) LLC (formerly, John Hancock Asset Management a division of Manulife Asset Management (US) LLC), a Delaware limited liability company, and each of the investment companies that is a signatory to the Agreement, including John Hancock Bond Trust. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	SECTION 3 - COMPENSATION OF SUB-ADVISER AND APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to reflect the following fee schedule for John Hancock High Yield Municipal Bond Fund, a series of John Hancock Municipal Securities Trust:

JOHN HANCOCK MUNICIPAL SECURITIES TRUST

Portfolio	First $75 million of Daily Net Assets	Between $75 million and $150 million of Daily Net Assets	Between $150 million and $2 billion of Daily Net Assets	Between $2 billion and $4 billion of Daily Net Assets	Excess over $4 Billion of Daily Net Assets
John Hancock High Yield Municipal Bond Fund	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%

2.	EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

MANULIFE INVESTMENT MANAGEMENT (US) LLC

By:	/s/ Diane Landers
Name:	Diane Landers
Title:	VP

JOHN HANCOCK MUNICIPAL SECURITIES TRUST,
on behalf of John Hancock High Yield Municipal Bond Fund

By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President